Exhibit 10.6

FORUM ENERGY TECHNOLOGIES, INC.
DEFERRED COMPENSATION AND RESTORATION PLAN
(Effective as of April 1, 2013)

FORUM ENERGY TECHNOLOGIES, INC.
DEFERRED COMPENSATION AND RESTORATION PLAN
(Effective as of April 1, 2013)

i

1.37	Plan Year	5
1.38	Separation from Service	5
1.39	Service	5
1.4	Unforeseeable Emergency	5
1.41	Valuation Date	5
ARTICLE II PARTICIPATION AND CONTRIBUTIONS		6
2.1	Eligibility	6
2.2	Elections	6
2.3	Cessation of Active Participation	7
2.4	Deferral Contributions	7
2.5	Company Contributions	8
ARTICLE III PARTICIPANT ACCOUNTS AND CREDITING		9
3.1	Participant Accounts	9
3.2	Allocations and Crediting	9
3.3	Value of Account	9
3.4	Good Faith Valuation Binding	9
ARTICLE IV DEEMED INVESTMENT FUNDS		10
4.1	Selection by Committee	10
4.2	Participant Direction of Deemed Investments	10
4.3	Crediting Rate in the Absence of Investment Funds	11
ARTICLE V VESTING AND DISTRIBUTION OF ACCOUNT BALANCES		12
5.1	Vesting and Forfeitures	12
5.2	Election of Time and Form of Distributions	12
5.3	Time of Distribution Upon Distribution Events	13
5.4	Beneficiary Designation and Death Benefits	14
5.5	Taxes	14
5.6	Errors and Omissions in Accounts	14
5.7	Withdrawal for Unforeseeable Emergency	14
5.8	Acceleration of Benefits	15
ARTICLE VI CLAIMS		16
6.1	Rights	16
6.2	Procedure	16
6.3	Appeal	16
6.4	Satisfaction of Claims	16
6.5	Limitations	17
ARTICLE VII SOURCE OF FUNDS		18
7.1	Source of Funds	18
ARTICLE VIII ADMINISTRATION		19
8.1	Committee	19
8.2	Rights and Duties	19
8.3	Compensation, Indemnity and Liability	20
8.4	Designation of Participating Companies	20
ARTICLE IX AMENDMENT AND TERMINATION		22
9.1	Amendments	22
9.2	Termination of the Plan	22

ii

ARTICLE X MISCELLANEOUS		23
10.1	Taxation	23
10.2	No Employment Contract	23
10.3	Headings	23
10.4	Gender and Number	23
10.5	Successors	23
10.6	Assignment of Benefits	23
10.7	Entire Plan	23
10.8	Legally Incompetent	24
10.9	Notice	24
10.1	Governing Law	24

iii

FORUM ENERGY TECHNOLOGIES, INC.
DEFERRED COMPENSATION AND RESTORATION PLAN
(Effective as of April 1, 2013)
Effective as of the 1st day of April, 2013, Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), hereby establishes the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan (the “Plan”).
BACKGROUND AND PURPOSE
A.    Purpose. The Company desires to establish the Plan (i) to provide key management employees and directors an opportunity to defer a portion of their compensation and (ii) to allow key management employees to receive employer matching contributions and employer enhanced contributions to the extent that such employer contributions cannot be made for such employees under the Forum Energy Technologies, Inc. 401(k) Plan, a plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, due to certain Code limits that apply to 401(k) Plan contributions and benefits.
B.    Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees and directors. The Plan is intended to qualify for the exemptions provided under Title I of the Employee Retirement Income Security Act of 1974, as amended, for plans that are not tax‑qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

ARTICLE I

DEFINITIONS
For purposes of the Plan, the following terms, when capitalized, shall have the meanings set forth below unless a different meaning plainly is required by the context.
1.1    401(k) Plan shall mean the Forum Energy Technologies, Inc. 401(k) Plan, as in effect from time to time.
1.2    Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account established for such Participant or Beneficiary. Separate sub‑accounts attributable to Deferral Contributions, Company Matching Contributions and Company Enhanced Contributions (if any) made for each Plan Year will be maintained within the Participant’s Deferral Contribution Account, Company Matching Contribution Account and Company Enhanced Contribution Account.
1.3    Affiliate shall mean (a) any corporation or other entity that is required to be aggregated with the Company under Code Section 414(b), (c), (m) or (o), and (b) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.
1.4    Base Compensation shall mean Compensation that is not a Bonus.
1.5    Beneficiary shall mean such natural person or persons or the trustee of an inter vivos trust for the benefit of natural persons entitled to benefits hereunder following a Participant’s death.
1.6    Board shall mean the Board of Directors of the Company.
1.7    Bonus shall mean amounts paid under the Forum Energy Technologies Management Incentive Plan or other short-term or annual incentive plan maintained by a Participating Company.
1.8    Business Day shall mean any day other than a Saturday, Sunday or any day on which the New York Stock Exchange is closed for business.
1.9    CEO shall mean the Chief Executive Officer of the Company.
1.10    Change in Control shall have the same meaning as does such term under the Forum Energy Technologies, Inc. 2010 Stock Incentive Plan, as it may be amended from time to time.
1.11    Code shall mean the Internal Revenue Code of 1986, as amended.

1.12    Committee shall mean the Nomination, Governance and Compensation Committee or such other committee appointed by the Board to act as administrator of the Plan and to perform the duties described in Article VIII.
1.13    Company shall mean Forum Energy Technologies, Inc., a Delaware corporation, and its successors.
1.14    Company Contributions shall mean Company Matching Contributions and/or Company Enhanced Contributions.
1.15    Company Enhanced Contributions shall mean the contributions made by the Company as described in Section 2.5(b).
1.16    Company Enhanced Contribution Percentage shall mean the formula used to calculate Company Enhanced Contributions, such formula to be determined by the Company in its sole discretion
1.17    Company Matching Contributions shall mean the contributions made by the Company as described in Section 2.5(a).
1.18    Company Matching Contribution Percentage for each Plan Year, shall mean the employer matching contribution percentage (within the meaning of Code Section 401(m)) as in effect under the 401(k) Plan on the first day of the applicable Plan Year.
1.19    Compensation for each Plan Year, (a) with respect to an Employee, shall have the same meaning as does such term under the 401(k) Plan with respect to Pre-Tax Contributions (as defined in the 401(k) Plan) on the first day of the applicable Plan Year and (b) with respect to a Director, the Director Fees paid to the Director by the Company.
1.20    Deferral Contributions shall mean a portion of a Participant’s Compensation that is deferred under the Plan pursuant to Section 2.4.
1.21    Deferral Election shall mean a written, electronic or other form of election prescribed by the Committee pursuant to which a Participant elects to make Deferral Contributions as provided in Article II.
1.22    Director shall mean a non-Employee member of the Board.
1.23    Director Fees shall mean the cash retainer fees paid by the Company to a Director.
1.24    Effective Date shall mean April 1, 2013.
1.25    Eligibility Period shall mean the 30 day period following (a) an Eligible Employee’s notification by the Committee of eligibility to participate in the Plan or (b) the date on which a non-Employee becomes a Director. With respect to the initial Plan Year, pursuant to Treasury

Regulation Section 1.409A-2(a)(7), the Eligibility Period for all Participants shall be the 30 day period beginning on the Effective Date.
1.26    Eligible Base Compensation shall mean the portion of an Employee Participant’s Base Compensation that is not eligible compensation under the 401(k) Plan due to the compensation limit under Code Section 401(a)(17), as such limit is adjusted for cost‑of‑living increases, for a Plan Year.
1.27    Eligible Compensation shall mean the portion of an Employee Participant’s Compensation that is not eligible compensation under the 401(k) Plan due to the compensation limit under Code Section 401(a)(17), as such limit is adjusted for cost‑of‑living increases, for a Plan Year.
1.28    Eligible Employee shall mean, for a Plan Year, an Employee who (i) is within a select group of key management or highly compensated employees and (ii) is selected for participation in the Plan by the CEO.
1.29    Employee shall mean any person who renders services to a Participating Company in the status of an employee, as the term is defined in Code Section 3121(d).
1.30    ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.31    Investment Election shall mean an election, made in such form as the Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his or her Account shall be deemed to be invested.
1.32    Investment Funds shall mean the investment funds available under the 401(k) Plan and/or such other investment funds that may be selected from time to time by the Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.
1.33    Minimum Return Rate shall mean the prime rate, as published in the Wall Street Journal on the last day of the Plan Year preceding the Plan Year to which the Minimum Return Rate will apply, plus one percentage point.
1.34    Participant shall mean a Director (who may be referred to herein as a “Director Participant”) or Eligible Employee (who may be referred to herein as an “Employee Participant”) who participates in the Plan pursuant to the provisions of Article II or a person who otherwise has an Account under the Plan.
1.35    Participating Company shall mean the Company, Forum Energy Services, Inc. and Affiliates of the Company that are designated by the Committee as Participating Companies as described in Section 8.4 and set forth on Appendix A of the Plan.

1.36    Plan shall mean the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan, effective as of April 1, 2013, and as amended thereafter from time to time.
1.37    Plan Year shall mean the 12‑month period ending on December 31st of each year; provided, however, that the initial Plan Year shall be a short Plan Year commencing on the Effective Date and ending on December 31, 2013.
1.38    Separation from Service shall mean a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation § 1.409A‑1(h) (or any successor regulations or guidance thereto), including separation due to death or, in the case of a Director, the date on which the Director ceases to be a member of the Board
1.39    Service shall mean an Employee’s period of employment with a Participating Company or an Affiliate of the Company, including any period of employment prior to the Effective Date.
1.40    Unforeseeable Emergency shall have the meaning of an “unforeseeable emergency” within the meaning of Treasury Regulation § 1.409A-3(i)(3)(i) (or any successor regulations or guidance thereto), in accordance with Treasury Regulation § 1.409A-3(j)(4)(viii) (or any successor regulations or guidance thereto).
1.41    Valuation Date shall mean each Business Day (provided, however, that the value of an Account on a day other than a Business Day shall be the value determined for the immediately preceding Business Day) or such other date as the Committee may prescribe.

ARTICLE II

PARTICIPATION AND CONTRIBUTIONS
2.1    Eligibility.
(a)    Annual Participation. Each individual who is a Director or an Eligible Employee as of the day prior to the first day of the Plan Year shall become a Participant effective as of the first day of the Plan Year, subject to satisfying the procedures for participation in the Plan described in Section 2.2.
(b)    Interim Plan Year Participation. Each individual who becomes a Director or Eligible Employee during a Plan Year shall be eligible to participate in the Plan for the remainder of such Plan Year subject to satisfying the procedures for participation in the Plan described in Section 2.2 within the Eligibility Period; provided, however, that such Employee is not otherwise eligible for, or a participant in, a “plan” which is aggregated with the Plan for purposes of Code Section 409A and otherwise satisfies the requirements of Treasury Regulation § 1.409A-2(a)(7).
2.2    Elections.
(a)    Election to Participate. After a Director or Eligible Employee has been notified by the Committee that he or she is eligible to participate in the Plan, he or she must notify the Committee, in the form and manner prescribed by the Committee, that he or she chooses to participate in the Plan. Such election to participate in the Plan shall be effective upon its receipt by the Committee (or its delegate) within the time periods and manner prescribed by the Committee or the Plan. A Participant’s election shall (i) include the Participant’s Deferral Elections pursuant to Section 2.4; (ii) specify the distribution type that he or she wishes with respect to the Deferral Contributions and Company Contributions made with respect to the Plan Year and (iii) include the Participant’s acceptance of the terms and conditions of the Plan.
(b)    Deferral Elections. Participants shall complete and submit Deferral Elections pursuant to Section 2.4. The Deferral Election of a Participant who is a Director or Eligible Employee for a portion of a Plan Year pursuant to Section 2.1(b) shall be effective only with respect to Compensation paid for services to be performed after such Deferral Election is made and the procedures described in Section 2.2(a) are satisfied, with any elected Deferral Contributions and related Company Matching Contributions beginning with the first payroll period to begin after the end of the Eligibility Period. Unless otherwise provided by the Committee, a Participant’s Deferral Election shall be effective only for the Plan Year for which it applies and shall automatically terminate at the end of such Plan Year. The foregoing notwithstanding, the Committee may cancel a Participant’s Deferral Election after the beginning of a Plan Year for which it applies for the remainder of such Plan Year if the Committee determines that the Participant has incurred an Unforeseeable Emergency, with such cancellation to apply to Compensation not earned as of the effective date of the cancellation of the Deferral Election.

2.3    Cessation of Active Participation. A Participant who ceases to be an Employee or Director, as applicable, shall cease to be an active Participant. The Committee may remove an Employee from active Participant status for any subsequent Plan Year at any time prior to the first day of such Plan Year (which includes the CEO not designating the Participant as an Eligible Employee for such Plan Year). If a Participant’s active participation in the Plan ends, such Participant shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his or her Account is distributed from the Plan, or (ii) the date he or she again becomes a Director or Eligible Employee and recommences participation in the Plan as an active Participant. During the period of time that a person is an inactive Participant in the Plan, his or her Account shall continue to be credited with earnings, gains and losses as provided in Section 3.2(c).
2.4    Deferral Contributions.
(a)    Deferral of Base Compensation. An Employee Participant’s Deferral Election with respect to Base Compensation must be made prior to the first day of the Plan Year in which the Base Compensation is earned by the Employee Participant (or, in the case of an interim Plan Year, within the Eligibility Period). Such election shall be irrevocable as of the last day of the Plan Year preceding the Plan Year in which the Base Compensation is earned (or, in the case of an interim Plan Year, as of the end of the Eligibility Period). An Employee Participant may elect to defer up to 50% of his or her Base Compensation stated as a percentage of his or her Base Compensation, on a pay period basis, less any required tax or other withholding, attributable to the Plan Year for which the Deferral Election is in effect.
(b)    Deferral of Bonus. An Employee Participant’s Deferral Election with respect to a Bonus that qualifies as “performance-based compensation” under Section 409A(a)(4)(B) must be made no later than six months prior to the end of the performance period (or if later, in the case of an interim Plan Year, within the Eligibility Period). Such election will be irrevocable as of the date that is six months prior to the end of the performance period in which the Bonus is earned (or if later, in the case of an interim Plan Year, the end of the Eligibility Period). An Employee Participant’s Deferral Election with respect to a Bonus that does not qualify as “performance-based compensation” under Code Section 409A(a)(4)(B) must be made prior to the first day of the Plan Year in which the services are performed for which the Bonus is earned (or, in the case of an interim Plan Year, within the Eligibility Period). Such election will be irrevocable as of the last day of the Plan Year preceding the Plan Year in which the services are performed for which the Bonus is earned (or, in the case of an interim Plan Year, as of the end of the Eligibility Period). An Employee Participant may elect to defer up to 100% of his or her Bonus amount stated as a percentage of his or her Bonus, less any required tax or other withholding, attributable to the Plan Year for which the Deferral Election is in effect.
(c)    Deferral of Director Fees. A Director Participant’s Deferral Election with respect to Director Fees must be made prior to the first day of the Plan Year in which the Director Fees are earned by the Director Participant (or, in the case of an interim Plan Year, within the Eligibility Period). Such election shall be irrevocable as of the last day of the

Plan Year preceding the Plan Year in which the Director Fees are earned (or, in the case of an interim Plan Year, as of the end of the Eligibility Period). A Director Participant may elect to defer up to 100% of his or her Director Fees stated as a percentage of his or her Director Fees, less any required tax or other withholding, attributable to the Plan Year for which the Deferral Election is in effect.
2.5    Company Contributions.
(a)    Company Matching Contributions. For each Plan Year that an Employee Participant elects to make Deferral Contributions, the Company shall credit Company Matching Contributions to the Employee Participant’s Company Matching Contribution Account pursuant to Section 3.2(b) in an amount equal to the product of (i) the Employee Participant’s Eligible Base Compensation contributed to the Plan as a Deferral Contribution for the Plan Year and (ii) the Company Matching Contribution Percentage in effect for the Plan Year; provided, however, that such Employee Participant is an Employee as of the date the contribution is credited to his or her Account.
(b)    Company Enhanced Contributions. For each Plan Year, the Company may in its sole discretion credit Company Enhanced Contributions to an Employee Participant’s Company Enhanced Contribution Account pursuant to Section 3.2(b) in an amount, if any, equal to the product of (i) Participant’s Eligible Compensation for the Plan Year and (ii) the Participant’s Company Enhanced Contribution Percentage; provided, however, that such Participant is an Employee as of the date the Company Enhanced Contribution is credited to his or her Account.

ARTICLE III

PARTICIPANT ACCOUNTS AND CREDITING
3.1    Participant Accounts.
(c)    Establishment of Accounts. The Committee shall establish and maintain an Account on behalf of each Participant. To the extent provided herein, each Participant’s Account shall be credited with Deferral Contributions, Company Matching Contributions and Company Enhanced Contributions, if any, along with the earnings, gains and losses attributable to such amounts pursuant to Article IV, and shall be debited by the amount of all distributions under the Plan. Each Participant’s Account shall be maintained until the value thereof has been distributed to or on behalf of such Participant or his or her Beneficiary.
(d)    Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. No monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Company, except as may be provided pursuant to Section 7.1.
3.2    Allocations and Crediting.
(a)    Allocation of Deferral Contributions. Each Participant’s Deferral Contributions shall be allocated to his or her Account as of the Valuation Date next following the date on which such Deferral Contributions would otherwise be paid to the Participant.
(b)    Allocation of Company Contributions. Company Contributions made on behalf of an Employee Participant shall be allocated to his or her Account following the end of the Plan Year to which the Company Contributions relate; provided, however, that all Company Contributions shall be allocated by the 15th day of the third month following the Plan Year to which such Company Contributions relate.
(c)    Crediting of Earnings, Gains and Losses. Each Participant’s Account shall be credited with earnings, gains and/or losses pursuant to Article IV.
3.3    Value of Account. The value of a Participant’s Account as of any date shall be equal to the aggregate value of all contributions and all earnings, gains and losses deemed credited to his or her Account as of the Valuation Date coinciding with or immediately preceding such date, less any amounts distributed since the preceding Valuation Date, determined in accordance with this Article III. As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
3.4    Good Faith Valuation Binding. In determining the value of the Accounts, the Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.

ARTICLE IV

DEEMED INVESTMENT FUNDS
4.1    Selection by Committee. The Committee shall select the Investment Funds for purposes of determining the rate of return on amounts in the Participants’ Accounts deemed invested in accordance with the terms of the Plan. The Committee, in its sole discretion, may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate (and without notice).
4.2    Participant Direction of Deemed Investments. Each Participant generally may direct the manner in which his or her Account shall be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:
(d)    Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his or her Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.
(e)    Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of his or her existing Account or the future contributions thereto that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. A Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to the Participant’s existing Account or all future contributions credited to the Participant’s Account, as elected by the Participant, after the Plan’s recordkeeper has a reasonable opportunity to process the election pursuant to such procedures as the Committee and the recordkeeper may determine from time to time. Subject to the provisions of Section 4.1, an Investment Election made pursuant to this subsection shall remain effective until changed by the Participant. If a Participant fails to make an Investment Election (or fails to make a valid or complete Investment Election), then the amounts contributed to the Participant’s Account will be deemed invested in the default Investment Fund(s).
(f)    Committee’s Administrative Discretion. The Committee shall have complete discretion to adopt and revise procedures, in conjunction with the Plan’s recordkeeper, to be followed in making Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the contribution types to which such elections apply, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Section 4.2 shall supersede such provisions of this Section without the necessity of a Plan amendment.
4.3    Crediting Rate in the Absence of Investment Funds. Notwithstanding the provisions of Sections 4.1 and 4.2, if for any Plan Year (or portion thereof) the Committee does not make available Investment Funds for the deemed investment of the amounts in Participants’ Accounts, then the amounts in each Participant’s Account shall be credited with earnings during such period based upon a rate of return set by the Committee prior to the start of such period. The rate of return set by the Committee may be fixed for the entire Plan Year (or portion thereof) or it may vary from time to time based on one or more benchmark rates selected by the Committee; provided, however, that the rate of return set by the Committee shall not be less than the Minimum Return Rate. The rate of return set by the Committee, whether fixed or variable, shall continue in effect until modified by the Committee. No less frequently than annually during each period for which this Section 4.3 applies, each Account of a Participant shall be increased to reflect an earnings allocation as described in this Section 4.3 based upon the balance in such Account as of the next preceding Valuation Date; provided, however, that the balance of such Account as of the next preceding Valuation Date shall be reduced by the amount of any distributions made therefrom since the next preceding Valuation Date.

ARTICLE V

VESTING AND DISTRIBUTION OF ACCOUNT BALANCES
5.1    Vesting and Forfeitures.
(g)    Vesting. A Participant shall at all times be fully vested in his or her Deferral Contributions and the earnings, gains and losses attributable thereto credited to his or her Account with respect to such Deferral Contributions. An Employee Participant shall vest in his or her Company Contributions and the earnings, gains and losses attributable thereto credited to his or her Account with respect to such Company Contributions upon the attainment of three years of Service. Notwithstanding any other provision in this Section 5.1, a Participant shall become fully vested in his or her Account upon the occurrence of a Change in Control.
(h)    No Vesting Unless Otherwise Prescribed. No allocations, adjustments, credits or transfers shall ever vest in any Participant any right, title or interest in the Plan except at the times and upon the terms and conditions herein set forth. A Participant whose Separation from Service occurs prior to vesting shall forfeit all amounts in his or her Company Matching Account and Company Enhanced Account and the earnings, gains and losses attributable thereto credited to his or her Account. A Participant to whom Deferral Contributions are distributed pursuant to Section 5.2(b) prior to vesting shall forfeit any and all Company Contributions (and the earnings, gains and losses attributable thereto) corresponding to such distributed Deferral Contributions.
5.2    Election of Time and Form of Distributions. At the time a Participant elects to defer his or her Compensation for a Plan Year, and in accordance with procedures established by the Committee, the Participant shall make the following distribution elections on his or her Deferral Election with respect to the deferrals for such Plan Year:
(c)    Separation from Service. The Participant may elect to receive the benefits attributable to his or her Deferral Contributions and Company Contributions for a Plan Year (including the earnings, gains and losses attributable thereto) in the form of either a lump sum payment or annual installment payments over three or five years, as described in Section 5.3, in cash in the event of his or her Separation from Service.
(d)    In‑Service Distribution. The Participant may elect to receive the benefits attributable to his or her Deferral Contributions and Company Contributions for a Plan Year (including the earnings, gains and losses attributable thereto) in the form of either a lump sum payment or annual installment payments over three or five years, as described in Section 5.3, in cash to be paid or commence in a specified Plan Year while employed by a Participating Company; provided, however, that no Participant may make such an election with respect to more than two Plan Years for the duration of such Participant’s participation in the Plan; and provided, further, that no Participant may elect to receive benefits pursuant to this Section 5.2(b) in a Plan Year prior to the Plan Year beginning two years after the end of the Plan Year during which the applicable Deferral Contributions and Company Contributions were earned.
If a Participant fails to make an effective election as to the form of distribution of his or her Deferral Contributions for a particular Plan Year, as provided in this Section, then his or her benefits attributable to such Deferral Contributions (including the earnings, gains and losses attributable thereto) shall be distributed in the form of a lump sum payment following the Participant’s Separation from Service as provided in Section 5.3(a)(i).
5.3    Time of Distribution Upon Distribution Events.
(a)    Lump sum Payment. With respect to the portion of a Participant’s Account attributable to Deferral Contributions and Company Contributions made for Plan Years for which he or she elected to receive in the form of a lump sum payment (or for which a default election applies as described in the last paragraph of Section 5.2), such lump sum payment shall be paid on the earlier of:
(i)    the first day of the seventh month following the month in which occurs the Participant’s Separation from Service; or
(ii)    the 15th day of January of the calendar year elected by the Participant pursuant to Section 5.2(b).
(b)    Installment Payments. With respect to the portion of a Participant’s Account attributable to Deferral Contributions and Company Contributions made for Plan Years for which he or she elected to receive annual installment payments over a period of three or five years, such installment payments shall commence on the earlier of:
(i)    the first day of the seventh month following the month in which occurs the Participant’s Separation from Service; or
(ii)    the 15th day of January of the calendar year elected by the Participant pursuant to Section 5.2(b) (but not prior to the end of the Plan Year in which the attributable Compensation was deferred).
With respect to annual installment payments, each annual installment payment shall be equal to the amount resulting from the multiplication of the Participant’s Account balance attributable to the applicable Plan Year by a fraction, the numerator of which is “1” and the denominator of which is the number of years remaining in the period (for example, if the period is five years, then the installment payment in year one is equal to the Account balance multiplied by 1/5; in year two, the Account balance multiplied by 1/4; and so forth such that in year five, the entire remaining Account balance is paid to the Participant).
(c)    Mandatory Cash Outs of Account Balance. Notwithstanding any other provision of Section 5.2 or Section 5.3 to the contrary, if a Participant’s Account balance upon his or her Separation from Service does not exceed the applicable dollar amount under

Section 402(g)(1)(B) of the Code ($17,500 for 2013), payment of such amount shall automatically be distributed from the Plan, without the Participant’s consent, in a lump sum payment on the first day of the seventh month following the month in which occurs the Participant’s Separation from Service.
5.4    Beneficiary Designation and Death Benefits. In the event of the death of any Participant prior to the payment of his or her Account balance or after commencing the payment of all or a portion of his or her Account in annual installments, all amounts in his or her Account that have not been paid as of the Participant’s death shall be distributed in a lump sum cash payment, as soon as administratively practicable, but in no event later than 90 days after his or her death (regardless of the Participant’s Deferral Election) to the Participant’s Beneficiary. A Participant shall designate to the Committee, in the form and manner prescribed by the Committee, the Beneficiary or Beneficiaries to receive his or her Account balance following his or her death, and the Participant may at any time change or cancel any such designation by filing a request in the form and manner prescribed by the Committee. If an Employee Participant fails to properly designate a Beneficiary, such Employee Participant’s Beneficiary shall be his or her beneficiary designated under the 401(k) Plan. In the event of the death of any Participant, the entire amount in the Account of such Participant shall be distributed to the Participant’s Beneficiary, or if there is no Beneficiary, payment will be made to the executor or legal representative of the Participant’s estate. If the Beneficiary does not predecease the Participant, but dies prior to distribution of the Participant’s entire benefit, the remaining benefit will be paid to the executor or legal representative of the Beneficiary’s estate.
5.5    Taxes. If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Participating Company shall be required to pay or withhold, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Account balance). Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.
5.6    Errors and Omissions in Accounts. If an error or omission is discovered in the Account of a Participant or Beneficiary, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
5.7    Withdrawal for Unforeseeable Emergency. Any Participant may make application to the Committee to withdraw in a single sum from his or her Deferral Contribution Account, vested Company Matching Account and vested Company Enhanced Contribution Account such amount, and not more than that amount, as is reasonably needed to satisfy a need due to an Unforeseeable Emergency. Whether or not a Participant has incurred an Unforeseeable Emergency shall be determined by the Committee on the basis of all relevant facts available to the Committee and in accordance with written procedures established by the Committee. Such written procedures shall specify the requirements for requesting and receiving distributions on account of Unforeseeable

Emergency, including what forms must be submitted and to whom. The Committee shall uniformly and consistently apply such written procedures so that all Participants in similar circumstances are treated alike. All determinations regarding Unforeseeable Emergency must be made in accordance with objective nondiscretionary criteria. Such determinations must also comply with applicable Department of Treasury regulations and rulings. An application for a withdrawal made pursuant to this Section 5.7 must be in writing and must state the reason or reasons for the need of such Participant to make such a withdrawal. Such application must specify the amount necessary to satisfy the Participant’s Unforeseeable Emergency. The Committee shall be entitled to rely upon the Participant’s representations set forth in his or her application, to the extent that such reliance is reasonable. A distribution made pursuant to this Section 5.7 shall not exceed the amount necessary to meet the Unforeseeable Emergency of the Participant. The amount of an Unforeseeable Emergency withdrawal may include any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. Applications under this Section 5.7 shall be processed as soon as administratively feasible. The Committee shall direct the Company when to disburse any funds as an Unforeseeable Emergency withdrawal.
5.8    Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, in no event shall the Plan permit the acceleration of the time or schedule of any payment or distribution under the Plan, except that the Committee may accelerate a payment or distribution under the Plan as follows:
(a)    to fulfill a domestic relations order, as provided in Treasury Regulation Section  1.409A‑3(j)(4)(ii) (or any successor regulations or guidance thereto);
(b)    to comply with a certificate of divestiture, as provided in Treasury Regulation Section 1.409A‑3(j)(4)(iii) (or any successor regulations or guidance thereto); or
(c)    to pay employment taxes on such deferred compensation, as provided in Treasury Regulation Section 1.409A‑3(j)(4)(vi) (or any successor regulations or guidance thereto).

ARTICLE VI

CLAIMS
6.1    Rights. If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including, but not limited to, claims for benefits, the Participant or Beneficiary shall submit the claim in accordance with the procedures set forth in this Article VI.
6.2    Procedure. Claims for benefits under the Plan may be filed in writing with the Committee on a form or in such other written documents as the Committee may prescribe. The Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the claim therefor is filed; provided, however, that if special circumstances require an extension of time for processing the claim, the Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 90‑day period, and such extension shall not exceed one additional, consecutive 90‑day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA pursuant to mandatory arbitration following an adverse determination on review.
6.3    Appeal. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Committee, to appeal the denial of his or her claim. The claimant (or his or her duly authorized representative) may review pertinent documents related to the Plan and in the Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Committee no later than 60 days after receipt of the written notification of denial of a claim provided above. The Committee’s decision shall be made within 60 days following the filing of the request for review and shall be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 60‑day period, and such extension shall not exceed one additional 60‑day period. If unfavorable, the notice of the decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision and state the claimant’s right to bring a civil action under ERISA.
6.4    Satisfaction of Claims. Any payment to a Participant or Beneficiary, all in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and all Participating Companies, any of which may require such Participant or Beneficiary as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Committee or the Participating Companies. If a receipt and release is required and the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution(s) may be delayed until the Committee or the Participating Company receives a proper receipt and release.

6.5    Limitations. Benefits under the Plan will be paid only if the Committee decides in its discretion that a Participant or Beneficiary is entitled to benefits. Notwithstanding the foregoing or any provision of the Plan to the contrary, a Participant must exhaust all administrative remedies set forth in this Article VI or otherwise established by the Committee before bringing any action at law or equity. Any claim based on a denial of a claim under the Plan must be brought no later than the date which is two years after the date of the final denial of a claim under Section 6.3. Any claim not brought within such time shall be waived and forever barred.

ARTICLE VII

SOURCE OF FUNDS
7.1    Source of Funds. This Plan is intended to be, and shall be construed as, an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of key management or highly compensated employees and directors. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither the Participant nor the Participant’s Beneficiary or estate shall have any interest in any assets of the Company or any Participating Company by virtue of this Plan. Except as may be provided under a “rabbi trust”, no fund or other assets will ever be set aside or segregated for the benefit of any Participant or Participant’s Beneficiary under this Plan. The adoption of the Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Company and any funds so set aside shall remain subject to the general creditors of the Company.

ARTICLE VIII

ADMINISTRATION
8.1    Committee. The Committee shall be organized and shall take action in a manner provided under the Committee’s Charter or By‑Laws or such other rules as may from time to time be adopted by or for the Committee.
8.2    Rights and Duties. The Committee shall administer the Plan and shall have all the powers necessary to accomplish that purpose, including (but not limited to) the following:
(a)    To construe, interpret and administer the Plan;
(b)    To make determinations required by the Plan, including the eligibility of any person to participate in the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
(c)    To compute and certify to each Participating Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
(d)    To determine the person or persons to whom such benefits will be paid;
(e)    To authorize all disbursements by each Participating Company pursuant to the Plan;
(f)    To maintain all the necessary records of the administration of the Plan;
(g)    To make and publish such rules as it deems necessary or proper for the efficient administration of the Plan as are not inconsistent with the terms hereof;
(h)    To have all powers elsewhere conferred upon it;
(i)    To appoint a Trustee hereunder;
(j)    By written instrument, to allocate and delegate its responsibilities, including to any other committee, individuals, or entities from time to time, the performance of any of its duties or responsibilities hereunder;
(k)    To administer the claims and review procedures specified in Article VI; and
(l)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
The Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all Participants, Beneficiaries and other parties.

8.3    Compensation, Indemnity and Liability. The Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Committee shall be paid by the Participating Companies. No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his or her own part, excepting his or her own willful misconduct. Without limiting the generality of the foregoing, any such decision or action taken by the Committee in reliance upon any information supplied to it by an officer of the Company, the Company’s legal counsel, or the Company’s independent accountants in connection with the administration of the Plan shall be deemed to have been taken in good faith. The Participating Companies shall indemnify and hold harmless the Committee and each member from and against any and all damages, losses, expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Committee and administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct result from willful misconduct.
Moreover, each Participant, by executing an election to participate in the Plan and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold harmless the Committee, its members and the Participating Companies from and against any and all damages, losses, expenses and liabilities, including reasonable legal fees and expenses, arising from third‑party claims or disputes related to or involving the Participant’s interest in the Plan (including, without limitation, tax liens and levies, creditors’ claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations), except to the extent that the effects and consequences of such personal acts, omissions or conduct result from willful misconduct.
8.4    Designation of Participating Companies. The Committee may designate any Affiliate as a Participating Company by written instrument delivered to the Company, the Trustee (if any), and the designated Affiliate, with such Participating Companies set forth on Appendix A of the Plan. Such written instrument shall specify the effective date of such designated participation and shall become, as to such designated Affiliate and its employees, a part of the Plan. Each designated Affiliate shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto with respect to its Eligible Employees and Participants upon its submission of information to the Committee required by the terms of or with respect to the Plan or upon making a contribution pursuant to the terms of the Plan. Each designated Affiliate shall authorize and designate the Company as its agent to act for it in all transactions affecting the administration of the Plan and shall authorize and designate the Committee to act for such Affiliate and its Eligible Employees and Participants in the same manner in which the Committee may act for the Company and its Eligible Employees and Participants hereunder. The Committee may revoke the designation of any Affiliate as a Participating Company by written instrument delivered to the Company, the Trustee (if any), and the designated Affiliate (and Appendix A shall be amended to reflect the same), with such revocation effective as provided in such written instrument (and consistent with Code Section 409A). On and after the effective date of such revocation, the Affiliate’s employees shall no longer be Eligible Employees and thus not be permitted to be active Participants under the Plan. Unless the Committee expressly provides otherwise, if a Participant Company ceases to be an Affiliate, such Affiliate shall automatically cease to be a Participating Company without any action required by the Committee.

ARTICLE IX

AMENDMENT AND TERMINATION
9.1    Amendments. The Committee shall have the right to amend the Plan in whole or in part at any time. Any amendment shall be in writing and executed by a duly authorized officer of the Company. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions; provided, however, that no such action may reduce the amount already credited to a Participant’s or Beneficiary’s Account without the affected Participant’s or Beneficiary’s written consent.
9.2    Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan at any time and for any reason. Any action to terminate the Plan shall be taken by the Committee in the form of a written Plan amendment executed by a duly authorized officer of the Company. In the event of a termination of the Plan, unpaid benefits shall continue to be an obligation of the Company and, unless otherwise expressly provided by resolution of the Committee, shall be paid as scheduled and in all events in a manner consistent with the requirements of Code Section 409A. If the Plan is terminated and the Committee expressly provides for each Participant’s Account to be distributed, such amounts shall be paid in a single sum as soon as practicable after the date the Plan is terminated. The amount of any such distribution shall be determined as of the Valuation Date immediately preceding the date any such termination distribution is to be processed. Termination of the Plan shall be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS
10.1    Taxation. It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Participating Companies or taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Companies, or the Trust, as the case may be, to such Participants or Beneficiaries. The provisions of the Plan shall be construed and interpreted and the Plan shall be operated in a manner consistent with the requirements of Code Section 409A and the accompanying Treasury regulations and guidance issued by the Internal Revenue Service. Specifically, no provision of the Plan that would provide for a distribution that is subject to the additional tax under Code Section 409A shall be permitted and any provision of the Plan which would result in a failure to meet the requirements of Code Section 409A shall be deemed null and void.
10.2    No Employment Contract. Nothing herein contained is intended to be, nor shall be construed as constituting, a contract or other arrangement between the Company or any Participating Company and any Participant to the effect that the Participant will be employed by a Participating Company for any specific period of time.
10.3    Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.
10.4    Gender and Number. Use of any gender in the Plan will be deemed to include both genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
10.5    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
10.6    Assignment of Benefits. The right of a Participant or Beneficiary to receive payments under the Plan shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
10.7    Entire Plan. The Plan supersedes all prior agreements, if any, understandings and arrangements, oral or written, with respect to Deferral Elections, Company Matching Contributions and Company Enhanced Contributions made with respect to compensation paid or made available to Participants on and after the Effective Date.

10.8    Legally Incompetent. The Committee, in its sole discretion, may direct that a payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian of such person or to the person having custody of such person, without further liability either on the part of the Company or the Participating Companies for the amount of such payment to the person on whose account such payment is made.
10.9    Notice. Any notice or filing required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand‑delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified mail, as of the date shown on the postmark on the receipt for registration or certification.
10.10    Governing Law. The Plan shall be construed, administered and governed in all respects in accordance with ERISA and other applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas. If any provisions of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this 21st day of February, 2013, but effective as of April 1, 2013.

FORUM ENERGY TECHNOLOGIES, INC.

By:    /s/ C. Christopher Gaut
Name:    C. Christopher Gaut
Title:    Chairman & Chief Executive Officer

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